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                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 1)*


                              Agency.com Ltd.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                                Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                008447 10 4
                     ----------------------------------
                              (CUSIP Number)


                             December 31, 2000
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                     1
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CUSIP No. 008447 10 4


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Kyle Shannon
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     USA
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       4,294,000(1)
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    4,294,000(1)
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     4,294,000(1)(2)
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        /X/(2)
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     11.27%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------
(1) Includes vested options to purchase 60,000 shares of Common Stock and options to purchase 50,000 shares of Common Stock that will vest on March 10, 2001.

(2) Excludes 400,000 shares held by the Shannon Family Trust over which Mr. Shannon does not possess voting or dispostive power.

ITEM 1.

   (a)   Name of Issuer:
            Agency.com Ltd.

   (b)   Address of Issuer's Principal Executive Offices:
            20 Exchange Place, New York, NY  10005


ITEM 2.

   (a)   Name of Person Filing:
            Kyle Shannon

   (b) Address of Principal Business Offices or, if none, Residence: c/o Agency.com Ltd., 20 Exchange Place, New York, NY 10005

   (c)   Citizenship:
            USA

   (d)   Title of Class of Securities:
            Common Stock

   (e)   CUSIP Number:
            008447 10 4


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

   Not Applicable.


ITEM 4.  OWNERSHIP

   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   (a)   Amount Beneficially Owned: 4,294,000(1)(2).

   (b)   Percent of Class:    11.27%.

   (c)   Number of Shares as to which such person has:

            (i)   Sole power to vote or to direct the vote: 4,294,000(1).

            (ii)  Shared power to vote or to direct the vote:     0.

            (iii) Sole power to dispose or to direct the disposition of:

                  4,294,000(1).

            (iv)  Shared power to dispose or to direct the disposition of:  0.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

   Not Applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

   Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

   Not Applicable.

----------
(1) Includes vested options to purchase 60,000 shares of Common Stock and options to purchase 50,000 shares of Common Stock that will vest on March 10, 2001.

(2) Excludes 400,000 shares held by the Shannon Family Trust over which Mr. Shannon does not possess voting or dispostive power.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

   Not Applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

   Not Applicable.


ITEM 10. CERTIFICATION.

   Not Applicable.

                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                            02/13/01
                                            ------------------------------------
                                            Date

                                            /s/ Kyle Shannon
                                            ------------------------------------
                                            Kyle Shannon
                                            Chief People Officer





































   The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)